Exhibit 4.1

AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST

FIRST AMENDMENT TO

POOLING AND SERVICING AGREEMENT

This FIRST AMENDMENT TO POOLING AND SERVICING AGREEMENT, dated as of September 29, 2017 (this “Amendment”), is among American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”), as Transferors, American Express Travel Related Services Company, Inc., a New York corporation (“TRS”), as Servicer, and The Bank of New York Mellon, a New York banking corporation, as Trustee (in such capacity, the “Trustee”) and as Securities Intermediary. This Amendment amends the Third Amended and Restated Pooling and Servicing Agreement, dated as of July 20, 2016 (as amended, supplemented and otherwise modified from time to time, the “Pooling and Servicing Agreement” and, together with this Amendment, the “Amended Pooling and Servicing Agreement”).

RECITALS

WHEREAS, RFC III and RFC IV, as Transferors, TRS, as Servicer, and the Trustee have previously entered into the Pooling and Servicing Agreement; and

WHEREAS, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the parties hereto desire to amend the Pooling and Servicing Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, as the case may be.

ARTICLE II

AMENDMENTS

SECTION 2.01. Amendments to Article I.

(a) The definitions of “Servicer” and “Successor Servicer” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in their entirety and inserted in their place shall be the following:

“Servicer” shall mean (i) initially, TRS, in its capacity as Servicer pursuant to this Agreement, and (ii) after any Service Transfer pursuant to Section 10.01 or the replacement of the Servicer pursuant to Section 8.09, the Successor Servicer.

“Successor Servicer” shall mean (i) a “Successor Servicer” appointed in accordance with subsection 10.02(a) following the occurrence of a Servicer Default or (ii) a Replacement Servicer.

(b) The following definition of “Replacement Servicer” is hereby inserted in its appropriate alphabetical order in Section 1.01 of the Pooling and Servicing Agreement:

“Replacement Servicer” shall mean a “Replacement Servicer” appointed by the Transferors in accordance with subsection 8.09(a).

SECTION 2.02. Amendments to Article III.

(a) The second sentence of subsection 3.01(b) of the Pooling and Servicing Agreement is hereby deleted and replaced with the following:

Subject to the standard set forth in the immediately preceding sentence, as agent for each Transferor and the Trust, the Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable.

(b) Subsection 3.01(c) of the Pooling and Servicing Agreement is hereby deleted and replaced with the following:

The Servicer shall not, and no Successor Servicer shall, be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Receivables from the procedures, offices, employees and accounts used by the Servicer or such Successor Servicer, as the case may be, in connection with servicing other comparable receivables unless separate servicing procedures, offices, employees or accounts are necessary for the servicing of the Receivables in accordance with the applicable Credit Guidelines.

SECTION 2.03. Amendments to Article VIII.

(a) The first sentence of Section 8.07 of the Pooling and Servicing Agreement is hereby deleted and replaced with the following:

Subject to Section 14.08 and the prior written consent of the Transferors, in the ordinary course of business, the Servicer may at any time delegate all or part of its duties hereunder with respect to the Accounts and the Receivables to any Person that agrees to conduct such duties in accordance with the applicable Credit Guidelines and this Agreement.

(b) The following Section 8.09 is hereby inserted immediately following Section 8.08 of the Pooling and Servicing Agreement.:

Section 8.09 Replacement of the Servicer.

(a) The Transferors may, upon 90 days’ notice to the Servicer and the Trustee, remove the Servicer without cause and appoint a replacement servicer (the “Replacement Servicer”) that accepts its appointment by a written assumption in a form acceptable to the Trustee and the Transferors, subject to the satisfaction of the following additional conditions:

(i) such Replacement Servicer shall be an Eligible Servicer;

(ii) the Transferors shall have given each Rating Agency prior notice of the appointment of such Replacement Servicer; and

(iii) The Servicer shall continue to perform all servicing functions under this Agreement until the transfer of servicing to the Replacement Servicer has been completed.

(b) Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement, shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and shall be a “Successor Servicer” for all purposes of this Agreement other than for purposes of Section 10.02 (except as set forth in subsection 8.09(d) below), and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer.

(c) The Servicer agrees to cooperate with the Trustee and the Replacement Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Replacement Servicer of all authority of the Servicer to service the Receivables provided for under this Agreement, including all authority over all Collections which shall on the date of transfer be held by the Servicer for deposit, or which have been deposited by the Servicer, in the Collection Account, or which shall thereafter be received with respect to the Receivables, and in assisting the Replacement Servicer. The Servicer shall within 20 Business Days transfer its electronic records relating to the Receivables to the Replacement Servicer in such electronic form as the Replacement Servicer may reasonably request and shall promptly transfer to the Replacement Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables in the manner and at such times as the Replacement Servicer shall reasonably request. To the extent that compliance with this Section shall require the Servicer to disclose to the Replacement Servicer information of any kind which the Servicer deems to be confidential, the Replacement Servicer shall be required to enter into such licensing and confidentiality agreements as the Servicer shall deem reasonably necessary to protect its interests.

(d) The provisions of Section 10.02(d) shall apply to the Replacement Servicer as a Successor Servicer.

(e) Upon any appointment of a Replacement Servicer pursuant to this Section 8.09, the Trustee shall give prompt notice thereof to the Investor Certificateholders.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Pooling and Servicing Agreement in Full Force and Effect as Amended. The Pooling and Servicing Agreement is hereby amended by providing that all references therein to the “Pooling and Servicing Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Pooling and Servicing Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Pooling and Servicing Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Pooling and Servicing Agreement.

SECTION 3.02. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SECTION 3.03. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 3.04. Effectiveness. The amendments provided for by this Amendment shall become effective as of October 1, 2017 upon:

(a) receipt by the Trustee of an Officer’s Certificate of each Transferor, dated the date of this Amendment, to the effect that each Transferor, respectively, reasonably believes that this Amendment will not have an Adverse Effect;

(b) receipt by the Transferors, the Servicer and the Trustee of written notice from each Rating Agency that the amendments provided for by this Amendment will not result in a reduction or withdrawal of its existing ratings on any outstanding Series or Class;

(c) receipt by the Trustee of an Opinion of Counsel delivered in connection with this Amendment pursuant to Section 13.02(d)(i) of the Pooling and Servicing Agreement; and

(d) delivery of counterparts of this Amendment, duly executed by the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Transferors, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC, as a Transferor

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION IV LLC, as a Transferor

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., as Servicer

By:	/s/ David L. Yowan
Name: David L. Yowan
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee and Securities Intermediary

By:	/s/ Michael D. Commisso
Name: Michael D. Commisso
Title: Vice President

[First Amendment to Pooling and Servicing Agreement]